EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on May 26, 2009 pertaining to the Waste Management, Inc. 2009 Stock Incentive Plan of our reports dated February 17, 2009, with respect to the consolidated financial statements and schedule of Waste Management, Inc., and the effectiveness of internal control over financial reporting of Waste Management, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Houston, Texas
May 20, 2009